Neal J. Keating
Chairman of the Board
President and Chief Executive Officer
neal.keating@kaman.com

Kaman Corporation
1332 Blue Hills Avenue, P.O. Box 1
Bloomfield, CT 06002

P (860) 243-7410
F (860) 502-1267

www.kaman.com

April 17, 2013

Mr. Robert D. Starr
10 Stockbridge Drive
Avon, CT 06001

Dear Rob:

I am pleased to confirm our Kaman Corporation offer of promotion.  The key components of the offer are the following:

•	Your title will change to Senior Vice President and Chief Financial Officer, effective with Bill Denninger’s retirement on July 1, 2013. You will report directly to me.

•	Your transition will begin effective April 17, 2013 with an executive grade 07.

•	Your base salary will be $23,333.33 per month, annualized to $280,000.00. Your salary will be reviewed again at the June 4, 2013 Personnel & Compensation Committee meeting.

•
This CFO position will qualify you as an “executive officer” of Kaman Corporation and in that regard, the Board of Directors has agreed to provide you with a change in control agreement in the form that has been provided to executive officers other than the CEO on July 1, 2013.

•
You will be part of the executive group eligible for cash incentives in accordance with the Company’s policies and procedures. The incentive target for your position will be 40% of your base salary. The maximum incentive is 200% of target, and you must be an active employee at the end of each fiscal year to be eligible for the payment. Your incentive target will also be re-evaluated at the June 4, 2013 Personnel & Compensation Committee meeting.

Mr. Robert D. Starr

April 17, 2013

•
You will participate in the Kaman Long-Term Incentive Program that begins in January 2014 and has a three-year performance period at a target level of 90%. This is subject to Board of Director approval at the February 2014 meeting, when all the participants in this plan are approved.  This program will have a one-year, a two-year, and a three-year component with corresponding performance periods.  From April 17, 2013, you will participate at the 90% target level for the current stock awards (LTI) program for the remainder of the calendar year.

•	We will provide you with an auto allowance of $1,704 per month effective April 17, 2013, which will be included in your monthly check.

•
You will continue to be eligible to participate in the Kaman Medical Expense Reimbursement Plan (MERP) for the remainder of 2013.  Effective January 1, 2014, you will no longer be eligible for MERP benefits.

This offer is subject to all the standard terms and conditions of employment required by Kaman of its employees, including management’s periodic evaluation of your job performance.

If this is acceptable to you, Rob, please sign and date one copy of this letter and return it to me at your earliest convenience.

Rob, I am excited by the prospect of your joining the Kaman senior executive team and for us to work together.  There are many challenges ahead, but I am confident that you will help us deliver on the full potential of our business.

Sincerely,
/s/ Neal J. Keating

GTT/mao

Accepted and Agreed to this 17th day of April, 2013

/s/ Robert D. Starr
Robert D. Starr